Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

Ernst N. Csiszar Joins MasTec Board

Coral Gables, FL (October 11, 2005)-- MasTec, Inc. (NYSE: MTZ) today announced that Mr. Ernst N. Csiszar has joined MasTec's Board of Directors.

Mr. Csiszar is president and chief executive officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was previously a two-term Director of Insurance for the State of South Carolina and president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C., from 1995 to 1998.  Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment-banking firm Holborn Holdings Corporation in Geneva, Switzerland.

Mr. Csiszar earned a Bachelor of Arts degree in 1971 and a Bachelor of Laws degree in 1974 from the University of Windsor in Ontario, Canada.

“We are very pleased to have Ernie Csiszar join MasTec’s Board of Directors,” stated Jorge Mas, Chairman of the Board of MasTec. “As a successful businessman and an expert on property and casualty insurance matters, his input to MasTec’s Board and management team will be very beneficial to the Company.”

MasTec <www.mastec.com> is a leading communications, video, data, traffic and public utility infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.